Exhibit 15




The Board of Directors
DUKE REALTY INVESTMENTS, INC.

With respect to the accompanying registration statement, we acknowledge our awareness of the use therein of our reports dated
May 5, 1998 and August 5, 1998 related to our reviews of interim financial information.

Pursuant to the Rule 436(c) under the Securities Act of 1933, such reports are not considered a part of a registration statement prepared or certified by an accountant, or reports prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


KPMB Peat Marwick LLP
Indianapolis, Indiana
November 3, 1998